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                                   EXHIBIT (h)(4)
                             ACCOUNTING AGENCY AGREEMENT

     THIS ACCOUNTING AGENCY AGREEMENT is made as of this 8th day of September, 1998 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the "Accounting Agent"), and MORGAN GRENFELL INVESTMENT TRUST (the "Trust"), a Delaware business trust, on behalf of each of the portfolios listed on Appendix "A" (each a "Fund"), as amended from time to time, and MORGAN GRENFELL CAPITAL MANAGEMENT INCORPORATED (the "Administrator"), a Delaware corporation.

     WHEREAS, the Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Trust has appointed the Accounting Agent as custodian of the Trust's assets pursuant to a Custodian Agreement dated 8/24/98 (the
"Custodian Agreement") and

     WHEREAS, the Trust desires to retain the Accounting Agent to render certain fund accounting services to each Fund, and the Accounting Agent is willing to render such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

     1.   EMPLOYMENT OF ACCOUNTING AGENT.     The Trust hereby employs and

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appoints the Accounting Agent to act as each Fund's accounting  agent on the terms set forth in this Agreement, and the Accounting Agent accepts such appointment.

     2. DELIVERY OF DOCUMENTS. The Trust will (i) provide the Accounting Agent with such documents or resolutions (including but not limited to directions or resolutions of the Trust's Board of Trustees) which relate to or affect the Accounting Agent's performance of its duties hereunder or which the Accounting Agent may reasonably request; and (ii) notify the Accounting Agent promptly of any matter which the Trust reasonably believes may affect the performance by the Accounting Agent of its services under this Agreement.

     3. DUTIES AS ACCOUNTING AGENT. - Subject to the supervision and direction of the Board of Trustees and the Administrator, the Accounting Agent will perform the following services:

          (1) Serve as recordkeeper and net asset value calculation agent responsible for performing those functions as set forth in
               Section 4 below; and

          (2) Create, maintain and retain such records relating to its obligations under this Agreement as are required under the 1940 Act (including Section 31 thereof and Rules 31a-1 and 31a-2 thereunder).

     4. CALCULATION OF NET ASSET VALUE - The Accounting Agent shall compute and determine the net asset value per share of each Fund as of the close of business on the New York Stock Exchange on each day on which such Exchange is open, unless otherwise directed by Proper Instructions. Such computation and determination shall be made in accordance with (1) the provisions of the Trust's Agreement and

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Declaration of Trust  and By-Laws, as they may from time to time be amended and delivered to the Accounting Agent, (2) the votes of the Board of Trustees of the Trust at the time in force and applicable, as they may from time to time be delivered to the Accounting Agent, and (3) Proper Instructions. On each day that the Accounting Agent shall compute the net asset value per share of a Fund, the Accounting Agent shall provide the Fund's Adviser with written reports which the Adviser will use to verify that portfolio transactions have been recorded in accordance with the Fund's instructions and are reconciled with the Fund's trading records.

     In computing the net asset value of a Fund, the Accounting Agent may rely upon any information furnished by Proper Instructions, including without limitation any information (1) as to accrual of liabilities of the Fund and as to liabilities of the Fund not appearing on the books of account kept by the Accounting Agent, (2) as to the existence, status and proper treatment of reserves, if any, authorized by the Fund, (3) as to the sources of quotations to be used in computing the net asset value, including those listed in Appendix B,
(4) as to the fair value to be assigned to any securities or other property for which price quotations are not readily available, and (5) as to the sources of information with respect to "corporate actions" affecting portfolio securities of the Fund, including those listed in Appendix B. (Information as to "corporate actions" shall include information as to dividends, distributions, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar transactions, including the ex- and record dates and the amounts or other terms thereof.) The Fund or the Administrator may instruct the Accounting Agent to utilize a particular source for the valuation of a specific security or other property held by a Fund and the Accounting Agent shall be protected in utilizing the valuation provided by such source without further inquiry in order to effect calculation of the Fund's net asset value. Notwithstanding anything in this Agreement to the contrary, the Accounting Agent shall not be responsible for the failure of a Fund,

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the Administrator  or the Fund's Adviser to provide the Accounting Agent with
Proper Instructions regarding liabilities which ought to be included in the calculation of the Fund's net asset value.

     In like manner, the Accounting Agent shall compute and determine the net asset value of a Fund as of such other times as the Board of Trustees of the Trust from time to time may reasonably request.

          The Accounting Agent shall not be held accountable or liable to a Fund, any shareholder or former shareholder thereof, the Administrator or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (1) the Accounting Agent's failure to receive timely and suitable (i) notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund, (ii) relevant information known to the Fund, the Administrator or the Fund's Adviser which would impact the calculation of net asset value but which is not communicated by the Fund, the Administrator or the Adviser to the Accounting Agent or (2) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if received by the Accounting Agent (i) from a source which the Accounting Agent was authorized pursuant to this Agreement to rely upon including those sources listed on Appendix B hereto,
(ii) from a source which in the Accounting Agent's reasonable judgment was as reliable a source for such quotations or information as the sources authorized on the attached Appendix B

     5.   EXPENSES AND COMPENSATION.     For the services to be rendered and the
facilities to be furnished by the Accounting Agent as provided for in this Agreement, the Administrator on behalf of the Fund, shall pay the Accounting Agent for its services rendered pursuant to this Agreement an accounting fee based on such fee schedule as may from time to time be agreed upon in writing by the Administrator and the

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Accounting Agent.  In the event that the Administrator ceases to act as the administrator to a Fund, such Fund shall pay the Accounting Agent such accounting fee. In addition to accounting fees, the Accounting Agent shall bill the Fund separately for any out-of-pocket disbursements of the Accounting Agent. Out-of-pocket disbursements shall include, but shall not be limited to, postage, including courier services; telephone; telecommunications; printing, duplicating and photocopying charges; forms and supplies; filing fees; legal expenses; and travel expenses. The foregoing fees and disbursements shall be billed to the Fund by the Accounting Agent and shall be paid promptly by wire transfer or other appropriate means to the Accounting Agent.

     6.   STANDARD OF CARE.   The Accounting Agent shall be held only to the
exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Accounting Agent shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

     7.   LIMITATION OF LIABILITY.     (a)     No party to this Agreement shall
incur any liability with respect to any telecommunications failures of third-party providers, equipment or power failures of third-party providers, or any failures to perform or delays in performance by postal or courier services or other third-party information providers. No party to this Agreement shall incur any liability under this Agreement if a party or any agent or entity utilized by a party shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of (i) an act of God, (ii) accident, fire, water damage or explosion, (iii) any computer, system or other equipment failure or malfunction caused by any computer virus, or the malfunction or

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failure of any communications medium caused by an event beyond the reasonable control of the non-performing party, (iv) any interruption of the power supply or other utility service, (v) any strike or other stoppage, whether partial or total, (vi) any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, (vii) any act of war, terrorism, insurrection or revolution; or other similar act or event beyond the party's control.

          (b) Notwithstanding any other provision of this Agreement, no party to this Agreement (the "Performing Party") shall be held accountable or liable for any losses, damages or expenses to the other parties including a Fund or any shareholder or former shareholder of a Fund or any other person may suffer or incur, arising from acts, omissions, errors or delays of the Performing Party in the performance of its obligations and duties hereunder, except a damage, loss or expense resulting from the Performing Party's willful malfeasance, bad faith or negligence in the performance of such obligations and duties. A Performing Party shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. Each Performing Party hereby agrees to indemnify the other Performing Parties to this Agreement against and hold them harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of the Performing Party's obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of such other performing party in the performance of such obligations and duties.

     In the event of an act, omission, error or delay which leads to losses, costs or expenses to the Trust or a Fund for which a Performing Party may be liable, the Trust, the applicable Fund, the Administrator and the Accounting Agent will consult and

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make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Trust or such Fund or its present or former shareholders, in order that the Performing Party's exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss, the Trust, the applicable Fund, the Administrator and the Accounting Agent will consider such relevant factors as the amount of the loss involved, the Fund's desire to avoid loss of shareholder good will, and the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error.

          (c) Notwithstanding anything else in this Agreement to the contrary, the Performing Party's entire liability to any other party to this Agreement for any loss or damage arising or resulting from its performance hereunder or for any other cause whatsoever, and regardless of the form of action, shall be limited to the other party's actual and direct out-of-pocket expenses and losses which are incurred by such party. In no event and under no circumstances shall the Accounting Agent, the Administrator, the Trust or a Fund be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

     8. RELIANCE BY THE ACCOUNTING AGENT ON PROPER INSTRUCTIONS AND OPINIONS OF COUNSEL AND OPINIONS OF A FUND'S TREASURER. (a) The Accounting Agent shall not be liable for, and shall be indemnified by each Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Proper Instructions believed by it to be genuine and signed or authorized by the proper party or parties.

     Proper Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of a Fund by one or more persons as the Board of Trustees of the Fund shall have from time to time authorized. Those persons authorized to give Proper Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Proper Instructions on behalf of the Fund. Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Proper Instructions if the Accounting Agent believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

     With respect to telefax transmissions, each Fund hereby acknowledges that
(i) receipt of legible instructions cannot be assured, (ii) the Accounting Agent cannot verify that authorized signatures on telefax instructions are original, and (iii) the Accounting Agent shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions provided that the Accounting Agent believes such instructions to have been given by a person authorized to give such instructions with respect to the transaction involved and such instructions are legible. The Accounting Agent shall notify the Fund if it receives instructions which are not legible and shall not act until it receives legible instructions. Each Fund agrees that such telefax instructions shall be conclusive evidence of the Fund's Proper Instruction to the Accounting Agent to act or to omit to act.

     Proper Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Accounting Agent in reliance upon such oral instructions. Each Fund authorizes the Accounting Agent to tape record any and all telephonic or other oral instructions given to the Accounting Agent by or on behalf of the Fund (including any of its officers, Trustees, employees or agents or any investment manager or the Administrator or an adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Fund to the Accounting Agent.)

          (b) The Accounting Agent may consult with its own counsel in any case where so doing appears to the Accounting Agent to be necessary or desirable. The Accounting Agent may consult with a Fund's counsel only after obtaining permission to do so from the Administrator or a Fund's Adviser. The Accounting Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of counsel of the Fund, provided the Administrator or a Fund's Adviser has instructed the Accounting Agent to rely on such Fund counsel's advice.

          (c) The Accounting Agent may consult with a certified public accountant or the Fund's Treasurer in any case where so doing appears to the Accounting Agent to be necessary or desirable. The Accounting Agent shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of the Fund's Treasurer.

     9.   TERMINATION OF AGREEMENT.     (a)     This Agreement shall continue in
full force and effect until terminated by the Accounting Agent, the Administrator, the Trust or a Fund by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect not sooner than ninety (90) days after the date of such delivery or mailing unless a shorter period is agreed by the parties. In the event a termination notice is given by the Administrator, the Trust or a Fund all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder, other than expenses associated with a termination by the Administrator, the Trust or the Fund due to a default of the Accounting Agent under Section 8(b) of this

Agreement. In the event a termination notice is given by the Accounting Agent, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Accounting Agent, other than expenses associated with a termination by the Accounting Agent due to a default by the Administrator, the Trust or a Fund under Section 8(b) of this Agreement. The Accounting Agent shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

     Notwithstanding anything in the foregoing provisions of this clause, if it appears impracticable in the circumstances to effect an orderly delivery of the necessary and appropriate records of the Accounting Agent to a successor within the time specified in the notice of termination as aforesaid, the Accounting Agent and the Fund agree that this Agreement shall remain in full force and effect for such reasonable period as may be required to complete necessary arrangements with a successor and as agreed to by the parties.

          (b) If a party hereto shall fail to perform its duties and obligations hereunder (a "Defaulting Party") resulting in material loss to another party ("the "Non-Defaulting Party"), the Non-Defaulting Party may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days' written notice of such termination to the Defaulting Party.
If the Accounting Agent is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of the Accounting Agent with respect to payment for services performed prior to such termination or rights of the Accounting Agent to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

     10.  AMENDMENT OF THIS AGREEMENT.     This Agreement constitutes the entire
understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

     In connection with the operation of this Agreement, the Trust, the Administrator and the Accounting Agent may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

     In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

     11.  GOVERNING LAW.     This Agreement shall be governed by and construed
according to the laws of the State of New York without giving effect to conflicts of laws principles.

     12.  NOTICES.     Notices and other writings delivered or mailed postage
prepaid to the Administrator, the Trust or a Fund addressed to the Administrator, the Trust or a Fund at Morgan Grenfell Investment Trust c/o Morgan Grenfell Capital

Management Investments, 150 South Independence Sq-West Philadelphia, PA 19106 or to such other address as the Administrator, the Trust or a Fund may have designated to the Accounting Agent in writing, or to the Accounting Agent at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Accounting Department, or to such other address as the Accounting Agent may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

     13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Administrator, the Trust, each Fund and the Accounting Agent and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

     14.  COUNTERPARTS.     This Agreement may be executed in any number of
counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

     15.  EXCLUSIVITY.     The services furnished by the Accounting Agent
hereunder are not to be deemed exclusive, and the Accounting Agent shall be free to furnish similar services to others.

     16.  AUTHORIZATION.     The Trust hereby represents and warrants that the
execution and delivery of this Agreement have been authorized by the Trust's Board of Trustees on behalf of each Fund and that this Agreement has been signed on behalf of each Fund by an authorized officer of the Trust.

     A copy of the Trust's Declaration of Trust is on file with the Secretary of State of the State of Delaware and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust in such capacity and not individually. It is agreed that obligations of the Trust hereunder shall not be binding personally upon any of the Trustees, shareholders, officers, agents or employees of the Trust, but shall be bind only the trust property as provided in the Declaration of Trust. No Fund of the Trust shall be liable for the obligations of any other Fund of the Trust. NO OBLIGATIONS OF THE TRUST THAT RELATE TO A PARTICULAR FUND SHALL BE ATTRIBUTABLE TO OR AFFECT ANY OTHER FUND OF THE TRUST BUT SHALL ONLY RELATE TO THE PARTICULAR FUND.

     17.  INTEGRATION.   This Agreement sets forth all of the Accounting Agent's
duties with respect to the calculation of each Fund's net asset value. The terms (and definitions) of the Custodian Agreement shall apply generally as to matters not expressly covered in this Agreement.

     18. LIMITATION ON THE ADMINISTRATOR'S LIABILITY. The Trust acknowledges that the Trust, and not the Administrator, is responsible for the selection, appointment and retention of the Accounting Agent and that the Administrator shall in no event be liable or responsible to the Trust or a Fund for any losses, damages or expenses the Trust or a Fund may suffer or incur, arising from acts, omissions, errors or delays of the Accounting Agent in the performance of its obligations and duties hereunder except to the extent such loss, damage or expense is caused by the Administrator's negligent performance of (or the negligent failure to perform) a duty under this Agreement, or by any willful misconduct of the Administrator.

     19. CONVERSION TO THE EURO. The Accounting Agent will take reasonable steps to ensure that it has in place a euro conversion plan reasonably designed to enable it to perform its obligations without interruption or error due to the conversion of European currencies to the euro beginning on January 1, 1999. If any changes are required, the Accounting Agent will make the changes to its computer, systems or other equipment at no cost to the Trust and in a commercially reasonable time frame.

     20. YEAR 2000. The Accounting Agent will take reasonable steps to ensure that its computer, systems or other equipment it will use to provide services under this Agreement reflect the available state of the art technology to offer services that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi-century formulas and date values, and interface values that reflect the date issues arising between now and the next one hundred years. If any changes are require, the Accounting Agent will make the changes to its computer systems or other equipment at no cost to the Trust and in a commercially reasonable time frame.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.




BROWN BROTHERS HARRIMAN & CO.      MORGAN GRENFELL INVESTMENT TRUST, on behalf
                                   of each portfolio listed on Appendix A



By: /s/ Douglas A. Donahue              By: /s/ Tracie E. Richter
   ----------------------------------      -------------------------------
     Name:  Douglas A. Donahue               Name:  Tracie E. Richter
           -------------------                     ---------------------
     Title: Partner                          Title:  Treasurer
           -------------------                     --------------------

                              August 24, 1998



                  APPENDIX "A" TO THE ACCOUNTING AGENCY AGREEMENT
                                      BETWEEN
                           BROWN BROTHERS HARRIMAN & CO.
                                        AND
                          MORGAN GRENFELL INVESTMENT TRUST

The following are Funds for which the Accounting Agent shall act as accounting agent under the terms and conditions of an Accounting Agency Agreement between Brown Brothers Harriman & Co. and Morgan Grenfell Investment Trust dated August 24, 1998.

          Morgan Grenfell International Equity Fund
          Morgan Grenfell Global Equity Fund
          Morgan Grenfell European Equity Growth Fund (formerly Morgan Grenfell European Equity Fund)
          Morgan Grenfell New Asia Fund (formerly Morgan Grenfell Pacific Basin Equity Fund)
          Morgan Grenfell International Small Cap Equity Fund
          Morgan Grenfell Japanese Small Cap Equity Fund
          Morgan Grenfell European Small Cap Equity Fund
          Morgan Grenfell Emerging Markets Equity Fund
          Morgan Grenfell Core Global Fixed Income Fund
          Morgan Grenfell Global Fixed Income Fund
          Morgan Grenfell International Fixed Income Fund
          Morgan Grenfell Emerging Markets Debt Fund
          Morgan Grenfell Emerging Local Currency Debt Fund
          (collectively, the "International Funds")

          Morgan Grenfell Fixed Income Fund
          Morgan Grenfell Municipal Bond Fund
          Morgan Grenfell Short-Term Fixed Income Fund
          Morgan Grenfell Short-Term Municipal Bond Fund
          Morgan Grenfell Total Return Bond Fund
          Morgan Grenfell High Yield Bond Fund
          Morgan Grenfell Smaller Companies Fund
          Morgan Grenfell Microcap Fund
          Morgan Grenfell Large Cap Growth Fund
          (collectively the "Domestic Funds")
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                                                                      APPENDIX B




THE FOLLOWING AUTHORIZED SOURCES ARE TO BE USED FOR PRICING AND FOREIGN EXCHANGE QUOTATIONS, CORPORATE ACTIONS, DIVIDENDS AND RIGHTS OFFERINGS:



                                 AUTHORIZED SOURCES


                                     BLOOMBERG
                                   EXTEL (LONDON)
                                   FUND MANAGERS
                            INTERACTIVE DATA CORPORATION
                                 REPUTABLE BROKERS
                                      REUTERS
                                 SUBCUSTODIAN BANKS
                                      TELEKURS
                                VALORINFORM (GENEVA)
                          REPUTABLE FINANCIAL PUBLICATIONS
                                  STOCK EXCHANGES
                          FINANCIAL INFORMATION INC. CARD
                                      JJ KENNY
                                  FRI CORPORATION
                           MERRILL LYNCH PRICING SERVICE
                                       MULLER